Exhibit 99.1

Hawkins, Inc. Reports
Third Quarter Fiscal 2026 Results

Roseville, Minn., January 28, 2026 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and nine months ended December 28, 2025, its third quarter of fiscal 2026.
Third Quarter Fiscal Year 2026 Highlights:
•Record third quarter results for revenue, gross profit, operating income, and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), a non-GAAP measure.
•Revenue growth of 8% over the same period of the prior year, including Water Treatment segment growth of 21% and Industrial Solutions segment growth of 10%.
•Gross profit increased 5% over the same period of the prior year.
•Diluted earnings per share ("EPS") of $0.69 decreased by $0.03, or 4% due primarily to an approximately $5 million increase in amortization and interest expense related to the six acquisitions completed in the first nine months of fiscal 2026, including WaterSurplus, the largest of the acquisitions previously announced, which was closed in the first quarter of fiscal 2026. Assuming the acquisition of WaterSurplus had occurred at the beginning of the prior fiscal year, pro forma EPS for the third quarter of fiscal 2026 would have been approximately 10% higher than the comparable prior year period.
•Adjusted EBITDA of $34.8 million, a 3% increase over the same period of the prior year and trailing 12-month Adjusted EBITDA of $179 million.
•Operating cashflow of $35 million in the quarter, a portion of which was used to pay down $15 million of debt, and lowering our leverage ratio below 1.5x Adjusted EBITDA at the end of the quarter.
•As previously reported in December, we closed on our sixth acquisition of fiscal 2026, with the purchase of Redbird Chemical, a distributor of chemicals in eastern Texas within both water treatment and industrial markets.
Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:
“Our third quarter performance was highlighted by another quarter of record results in revenue, gross profit, operating income and Adjusted EBITDA. The key drivers were our ongoing acquisition activity within the Water Treatment segment and the continued improvement in our Industrial Solutions segment. From a bottom-line perspective, proforma EPS grew 10% in the quarter over the prior year and Adjusted EBITDA continued to grow," said Patrick Hawkins, Chief Executive Officer and President. "Once again, our performance generated significant cash that we used to pay down debt, fund investments in the business, and close acquisitions as part of our growth strategy for our largest segment, Water Treatment.”
Mr. Hawkins, continued, “As previously communicated, we are experiencing a continued impact on operating income and earnings per share from the first-quarter acquisition of WaterSurplus, due to $4 to $5 million per quarter of expense related to the acquisition associated with amortization, earn-out accretion and interest expense with one quarter of this impact remaining before we lap it. We expect this acquisition to be accretive in fiscal 2027 with our continued growth of the business. We continue to be pleased with the integration of WaterSurplus to date, including growing the revenue base between 15 to 20% as expected in calendar year 2025. Overall, we have been making investments in the business to ensure that it continues to deliver revenue growth of 15% or more and Adjusted EBITDA margins of 20% or better.”
“Looking to the fourth quarter, we will continue to see pricing pressures within food end markets and are focused on returning our Food and Health Sciences segment to growth. We also believe we will start to return to historical organic revenue growth rates in fiscal 2027 and will continue to deliver on our strategy of investing in our higher margin businesses, acquiring companies that are accretive, and servicing the needs of our customers to the highest level possible.”

Change in Reporting Segments
As commenced in the first quarter of fiscal 2026, we aligned our reporting segments to better reflect how we manage our operations and allocate resources. We now report on the following segments: Water Treatment, Food and Health Sciences, and Industrial Solutions. There is no change in how Water Treatment is managed. Food and Health Sciences includes our Nutrition, Food, Agriculture, and Pharmaceutical businesses. Food, Agriculture, and Pharmaceutical businesses had previously been included within the Industrial reporting segment. The "Reports and Investor Information" section of our investor relations page on our website contains recast historical segment information for the past five years.

Third Quarter Financial Highlights:
NET INCOME
For the third quarter of fiscal 2026, we reported net income of $14.3 million, or $0.69 per diluted share, compared to net income for the third quarter of fiscal 2025 of $15.0 million, or $0.72 per diluted share.
REVENUE
Sales were $244.1 million for the third quarter of fiscal 2026, an increase of $17.9 million, or 8%, from sales of $226.2 million in the same period a year ago. Our Water Treatment and Industrial Solutions segments both grew by more than 10%, while our Food & Health Sciences segment decreased 10%.
Water Treatment segment sales increased $20.7 million, or 21%, to $120.5 million for the current quarter, from $99.8 million in the same period a year ago. Water Treatment sales increased as a result of $19 million of added sales from acquired businesses as well as improved pricing on certain of our products in our legacy businesses.
Food & Health Sciences segment sales decreased $7.7 million, or 10%, to $70.0 million for the current quarter, from $77.7 million in the same period a year ago. Food & Health Sciences segment sales dollars decreased as result of decreased sales volumes of our food, health & nutrition, and agricultural products.
Industrial Solutions segment sales increased $4.9 million, or 10%, to $53.6 million for the current quarter, from $48.7 million in the same period a year ago. Industrial Solutions segment sales increased primarily as a result of increased sales of certain of our manufactured, blended and repackaged products.
GROSS PROFIT
Gross profit increased $2.4 million, or 5%, to $50.8 million, or 21% of sales, for the current quarter, from $48.4 million, or 21% of sales, in the same period a year ago. During the current quarter, the LIFO reserve decreased, and gross profit increased, by $0.2 million. In the same period a year ago, the LIFO reserve decreased, and gross profit increased, by $0.8 million.
Gross profit for the Water Treatment segment increased $3.7 million, or 14%, to $29.6 million, or 25% of sales, for the current quarter, from $25.9 million, or 26% of sales, in the same period a year ago. Water Treatment segment Gross profit increased primarily as a result of increased sales from our acquired businesses as well as increased sales in our legacy business.
Gross profit for the Food & Health Sciences segment decreased $2.5 million, or 15%, to $13.8 million, or 20% of sales, for the current quarter, from $16.3 million, or 21% of sales, in the same period a year ago. Food & Health Sciences gross profit decreased primarily as a result of the decrease in sales.
Gross profit for our Industrial Solutions segment increased $1.1 million, or 18%, to $7.4 million, or 14% of sales, for the current quarter, from $6.3 million, or 13% of sales, in the same period a year ago. Industrial Solutions segment gross profit increased as a result of the increase in sales.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative (“SG&A”) expenses increased $0.9 million, or 3%, to $28.3 million, or 12% of sales, for the current quarter, from $27.4 million, or 12% of sales, in the same period a year ago. This included $5.4 million due to added costs from the acquired businesses in our Water Treatment segment, largely offset by a year-over-year reduction of $4.6 million due to a fair value adjustment recorded to the Water Solutions earnout liability as a result of a change in projected estimates related to the earnout target. The primary components of the $5.4 million of added costs related to the acquired businesses were personnel and operating costs, $2.3 million of intangible amortization and $0.5 million of fair value accretion on the WaterSurplus earnout liability.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended December 28, 2025 was $34.8 million, an increase of $0.9 million, or 3%, from $34.0 million in the same period a year ago.

INCOME TAXES
Our effective income tax rate was 27% for the current quarter and 26% for the same period a year ago. The effective tax rate in the third quarter of the prior year was impacted by favorable tax provision adjustments recorded. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is expected to be approximately 26% to 27%.
BALANCE SHEET
As of December 28, 2025, our working capital was $7 million higher than the end of fiscal 2025 due primarily to decreased accounts payable, partially offset by decreased trade receivables. During the quarter, we repaid $15 million on our line of credit. Our total debt outstanding at the end of the third quarter was $264.0 million and our leverage ratio was 1.47x our trailing 12-month adjusted EBITDA, as compared to 0.86x of trailing twelve-month adjusted EBITDA at the end of fiscal 2025.
About Hawkins, Inc.
Hawkins, Inc. was founded in 1938 and is a leading water treatment and specialty ingredients company that formulates, manufactures, distributes, and blends products for its Water Treatment, Food & Health Sciences, and Industrial Solutions customers. Headquartered in Roseville, Minnesota, the Company has 65 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $974 million of revenue in fiscal 2025 and has approximately 1,100 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.
Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, charges for the employee stock purchase plan and restricted stock grants, and earnout related expenses; and non-recurring items of income or expense, if applicable. The non-cash earnout related expense adjustment is a new adjustment which was made to properly adjust for this non-cash expense and better reflect results from operations.

Adjusted EBITDA	Three months ended		Nine months ended		Trailing 12-months ended
(In thousands)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024	December 28, 2025
Net Income (GAAP)	$14,312	$15,021	$66,085	$68,018	$82,412
Interest expense, net	3,434	1,216	10,535	3,906	12,061
Income tax expense	5,269	5,262	23,331	23,943	29,426
Amortization of intangibles	5,450	3,213	15,798	9,211	19,351
Depreciation expense	7,960	6,899	23,165	20,157	30,192
Non-cash compensation expense	1,851	1,723	6,438	5,022	7,914
Non-recurring acquisition expenses	281	298	1,221	580	1,870
Non-cash earnout related expense	(3,719)	342	(4,767)	1,032	(4,425)
Adjusted EBITDA	$34,838	$33,974	$141,806	$131,869	$178,801

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three months ended		Nine months ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Sales	$244,080	$226,205	$817,786	$729,113
Cost of sales	(193,267)	(177,781)	(626,968)	(555,812)
Gross profit	50,813	48,424	190,818	173,301
Selling, general and administrative expenses	(28,257)	(27,361)	(92,989)	(78,702)
Operating income	22,556	21,063	97,829	94,599
Interest expense, net	(3,434)	(1,216)	(10,535)	(3,906)
Other income	459	436	2,122	1,268
Income before income taxes	19,581	20,283	89,416	91,961
Income tax expense	(5,269)	(5,262)	(23,331)	(23,943)
Net income	$14,312	$15,021	$66,085	$68,018

Weighted average number of shares outstanding - basic	20,740,284	20,766,764	20,731,837	20,780,213
Weighted average number of shares outstanding - diluted	20,843,980	20,875,387	20,850,721	20,902,456
Basic earnings per share	$0.69	$0.72	$3.19	$3.27
Diluted earnings per share	$0.69	$0.72	$3.17	$3.25
Cash dividends declared per common share	$0.19	$0.18	$0.56	$0.52

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	December 28, 2025	March 30, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,209	$5,103
Trade accounts receivables, net	123,742	131,795
Inventories	85,933	83,512
Income taxes receivable	—	2,864
Prepaid expenses and other current assets	10,319	7,417
Total current assets	228,203	230,691
PROPERTY, PLANT, AND EQUIPMENT:	468,594	420,953
Less accumulated depreciation	215,610	195,667
Net property, plant, and equipment	252,984	225,286
OTHER ASSETS:
Right-of-use assets	17,598	13,449
Goodwill	223,035	135,409
Intangible assets, net of accumulated amortization	238,381	150,121
Deferred compensation plan asset	14,250	11,185
Other	2,075	3,726
Total other assets	495,339	313,890
Total assets	$976,526	$769,867
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$46,384	$61,195
Accrued payroll and employee benefits	20,814	19,659
Income tax payable	1,986	—
Current portion of long-term debt	9,812	9,913
Environmental remediation	7,700	7,700
Other current liabilities	10,459	8,668
Total current liabilities	97,155	107,135
LONG-TERM LIABILITIES:
Long-term debt, less current portion	253,375	138,906
Long-term lease liability	15,100	10,920
Pension withdrawal liability	2,862	3,155
Deferred income taxes	22,061	22,356
Deferred compensation liability	15,829	13,132
Earnout liabilities	50,837	12,604
Other long-term liabilities	401	1,367
Total long-term liabilities	360,465	202,440
Total liabilities	457,620	309,575
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,740,284 and 20,684,621 shares issued and outstanding as of December 28, 2025 and March 30, 2025, respectively	207	207
Additional paid-in capital	29,112	24,094
Retained earnings	488,652	434,259
Accumulated other comprehensive income	935	1,732
Total shareholders’ equity	518,906	460,292
Total liabilities and shareholders’ equity	$976,526	$769,867

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine months ended
	December 28, 2025	December 29, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$66,085	$68,018
Reconciliation to cash flows:
Depreciation and amortization	38,963	29,368
Change in fair value of earnout liabilities	(4,767)	1,027
Operating leases	2,921	2,557
Gain on deferred compensation assets	(2,122)	(1,268)
Stock compensation expense	6,438	5,022
Other	(35)	(4)
Changes in operating accounts providing (using) cash:
Trade receivables	12,811	6,157
Inventories	2,319	(5,682)
Accounts payable	(17,576)	(16,026)
Accrued liabilities	790	(1,698)
Lease liabilities	(2,780)	(2,565)
Income taxes	4,850	(2,636)
Other	(1,305)	(2,018)
Net cash provided by operating activities	106,592	80,252
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(38,663)	(30,008)
Acquisitions	(167,108)	(43,400)
Other	1,160	586
Net cash used in investing activities	(204,611)	(72,822)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(11,692)	(10,885)
New shares issued	1,609	1,297
Payroll taxes paid in exchange for shares withheld	(3,028)	(2,541)
Shares repurchased	—	(9,149)
Payments on revolving loan	(55,000)	(50,000)
Payments for debt issuance costs	(764)	—
Proceeds from revolving loan borrowings	170,000	65,000
Net cash provided by (used in) financing activities	101,125	(6,278)
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,106	1,152
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,103	7,153
CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,209	$8,305

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$18,481	$26,566
Cash paid for interest	$10,665	$4,208
Noncash investing activities - capital expenditures in accounts payable	$827	$1,152

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Food & Health Sciences	Industrial Solutions	Total
Three months ended December 28, 2025:
Sales	$120,487	$70,004	$53,589	$244,080
Cost of sales - materials	(73,957)	(50,710)	(42,529)	(167,196)
Cost of sales - operational overhead	(16,976)	(5,447)	(3,648)	(26,071)
Gross profit	29,554	13,847	7,412	50,813
Selling, general, and administrative expenses	(16,715)	(8,166)	(3,376)	(28,257)
Operating income	12,839	5,681	4,036	22,556
Three months ended December 29, 2024:
Sales	$99,752	$77,730	$48,723	$226,205
Cost of sales - materials	(58,546)	(55,944)	(38,075)	(152,565)
Cost of sales - operational overhead	(15,350)	(5,497)	(4,369)	(25,216)
Gross profit	25,856	16,289	6,279	48,424
Selling, general, and administrative expenses	(16,058)	(7,761)	(3,542)	(27,361)
Operating income	9,798	8,528	2,737	21,063
Nine months ended December 28, 2025:
Sales	$420,961	$232,095	$164,730	$817,786
Cost of sales - materials	(251,930)	(169,677)	(130,508)	(552,115)
Cost of sales - operational overhead	(52,469)	(13,742)	(8,642)	(74,853)
Gross profit	116,562	48,676	25,580	190,818
Selling, general, and administrative expenses	(57,871)	(24,631)	(10,487)	(92,989)
Operating income	58,691	24,045	15,093	97,829
Nine months ended December 29, 2024:
Sales	$341,456	$234,225	$153,432	$729,113
Cost of sales - materials	(195,807)	(168,545)	(120,321)	(484,673)
Cost of sales - operational overhead	(48,657)	(13,423)	(9,059)	(71,139)
Gross profit	96,992	52,257	24,052	173,301
Selling, general, and administrative expenses	(45,962)	(22,582)	(10,158)	(78,702)
Operating income	51,030	29,675	13,894	94,599

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2025, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com